Exhibit 99.1

CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

N100 WELL EXPERIENCES BLOW-OUT

September 22, 2004 — Oslo, Norway, New York, USA — CanArgo Energy Corporation (OSE: CNR, Amex: CNR) (“CanArgo”) is pleased to announce that it has closed a global public offering (“Global Offering”) of 75 million shares at US$ 0.50 per share (approximately NOK 3.46 per share).

Gross proceeds from the Global Offering were US$ 37.5 million (approximately 260 million NOK) and US$ 35.25 million (approximately 244 million NOK) after the payment of commissions but before the payment of the expenses of the Global Offering. Including the 75 million shares issued in the Global Offering, as a result of the Global Offering, CanArgo now has 189,118,505 common shares issued and outstanding.

As previously announced, the net proceeds of the issue will be used primarily for capital and operational expenditures in Georgia on the Ninotsminda/Samgori horizontal development program and appraisal of the Manavi oil discovery as well as to repay short-term credit facilities.

In addition CanArgo announced that it will file on September 23 a prospectus supplement with the Oslo Stock Exchange in connection with the listing of the shares issued in the Global Offering.

The shares issued in the Global Public Offering will be listed on Amex on or about Thursday September 23, 2004 and on Oslo Stock Exchange on or about Friday September 24, 2004.

ABG Sundal Collier Norge ASA and its US affiliate ABG Sundal Collier Inc. acted as managing placement agents for the Global Offering.

Dr. David Robson, President and CEO of CanArgo said, “We are very pleased to have successfully closed this public offering which has provided funds to further develop our exciting assets in Georgia. These funds allow us to fully exploit the opportunities that we have created over the past few years and bring these projects to fruition. We can now appraise our Manavi oil discovery, which I believe has very significant potential, and also implement our under balanced coil tubing drilling program on our two fields. This new technology has not been applied in this region before. It will be a busy year with many results expected over the next 12 months and we look forward to bringing added value to our shareholders with this comprehensive program. Furthermore, we welcome the endorsement of the global investment funds that have become our new shareholders.”

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and the Caspian area.

The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

For more information please contact:

CanArgo Energy Corporation,
Julian Hammond, Investor Relations Manager
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com

NORWAY	USA
Regina Jarstein	Michael Wachs
Gambit H&K AS	CEOcast.com
Tel: + 47 95213451	Tel: + 1 212 732 4300